Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-281010

$500,000,000

5.00% Senior Notes Due 2028

SUMMARY OF TERMS

Security:	5.00% Senior Notes Due 2028 (the “Notes”)

Issuer:	Edison International (“EIX”)

Principal Amount:	$500,000,000

Expected Ratings of Securities*:	Baa2, BB+, BBB (Stable / Negative / Stable) (Moody’s / S&P / Fitch)

Trade Date:	April 30, 2026

Settlement Date**:	May 5, 2026 (T+3)

Maturity Date:	May 5, 2028

Benchmark US Treasury:	3.875% due March 31, 2028

Benchmark US Treasury Price:	99-31 3/8

Benchmark US Treasury Yield:	3.884%

Spread to Benchmark US Treasury:	T + 117 basis points

Reoffer Yield:	5.054%

Coupon:	5.00% per annum

Coupon Payment Dates:	May 5 and November 5

First Coupon Payment Date:	November 5, 2026

Public Offering Price:	99.898% of Principal Amount

Optional Redemption:	Callable at any time prior to the Maturity Date, in whole or in part, at the greater of (a) a “make whole” premium of T+ 20 bps and (b) 100% of the principal amount of the notes being redeemed plus, in either case, accrued and unpaid interest to but excluding the date of redemption.

CUSIP/ISIN:	281020BE6 / US281020BE62

Joint Book-Running Managers:	Barclays Capital Inc. (“Barclays”)
BofA Securities, Inc. (“BofA Securities”)

Co-Managers:	Bancroft Capital, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date or the following business day will be required, by virtue of the fact that the Notes initially will not settle in T+1, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays at 1-888-603-5847 and BofA Securities toll-free at 1-800-294-1322.